Exhibit 99.1

Media Contact:	Analyst Contacts:
Eric Boomhower	Christina Putnam	Susan Wright
(803) 217-7701	(803) 217-7512	(803) 217-4436

SCANA Reports Financial Results for Fourth Quarter and Full Year 2014 and Announces 2015 Guidance

Cayce, S.C., February 19, 2015... SCANA Corporation (NYSE: SCG) today announced earnings for the fourth quarter and full year 2014.

For the year ended December 31, 2014, SCANA reported earnings of $538 million, or basic earnings per share of $3.79, compared to earnings of $471 million, or basic earnings per share of $3.40, for the same period in 2013. The increase was driven by higher electric margins due primarily to favorable weather as well as Base Load Review Act rate increases, and customer growth. Higher gas margins and a decrease in the effective tax rate also contributed to the increase. Higher operation and maintenance expenses, expenses related to our capital program including interest expense, property taxes, and depreciation, as well as share dilution partially offset the increase in margins.

“2014 was certainly a very unusual year due to the significant impact of weather in both the winter and summer seasons, with abnormal weather contributing 21 cents per share to electric margins,” said Jimmy Addison, Executive Vice President and Chief Financial Officer. “More importantly though, we continue to see improved economic conditions in all of our service territories with customer growth accelerating.”

SCANA’s earnings for the fourth quarter of 2014 were $105 million, or basic earnings per share of 73 cents, compared to earnings of $104 million, or basic earnings per share of 73 cents, for the fourth quarter of 2013.

FINANCIAL RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

Reported earnings for 2014 at South Carolina Electric & Gas Company (SCE&G), SCANA’s principal subsidiary, were $458 million, or basic earnings per share of $3.23, compared to $391 million, or basic earnings per share of $2.82, in 2013. Increases in electric margins due primarily to favorable weather of 21 cents, Base Load Review Act rate increases, and customer growth, as well as higher gas margins, were partially offset by increases in operation and maintenance expenses, expenses related to our capital program including interest expense, property taxes, and depreciation, as well as share dilution. For the fourth quarter of 2014, SCE&G reported earnings of $75 million, or basic earnings per share of 53 cents compared to $72 million, or basic earnings per share of 51 cents, in the same quarter of 2013. The fourth quarter of 2014 experienced a negative 2 cents impact of unfavorable weather. At year-end 2014, SCE&G was serving approximately 688,000 electric customers and 338,000 natural gas customers, up 1.4 and 2.8 percent, respectively, over 2013.

PSNC Energy

PSNC Energy, the Company’s North Carolina-based retail natural gas distribution subsidiary, reported 2014 earnings of $55 million, or basic earnings per share of 39 cents, compared to $52 million, or basic earnings per share of 37 cents, in 2013. The increase is primarily attributable to increased margins due to customer growth. Reported earnings in the fourth quarter of 2014 were $23 million, or basic earnings per share of 16 cents, consistent with the fourth quarter of 2013. At year-end 2014, PSNC Energy was serving approximately 521,000 customers, an increase of 2.5 percent over the previous year.

SCANA Energy - Georgia

SCANA Energy, the Company’s retail natural gas marketing business in Georgia, reported 2014 earnings of $26 million, or basic earnings per share of 18 cents, compared to $24 million, or basic earnings per share of 17 cents, in 2013. Earnings in the fourth quarter of 2014 were $10 million, or basic earnings per share of 7 cents, compared to $8 million, or basic earnings per share of 6 cents in the fourth quarters of 2013. These increases reflect higher margins due to increased throughput during the first and fourth quarters.

Corporate and Other, Net

SCANA’s corporate and other businesses, which include Carolina Gas Transmission (CGT), SCANA Communications (SCI), ServiceCare, SCANA Energy Marketing and the holding company, reported a loss of $1 million, or 1 cent per share in 2014, compared to earnings of $4 million, or basic earnings per share of 4 cents in 2013. For the fourth quarter of 2014, these businesses reported a loss of $3 million, or 3 cents per share, compared to near break-even results in the fourth quarter of 2013. This change is primarily the result of higher interest expense at the holding company due to the accelerated amortization of debt issuance costs associated with hybrid securities that were called at par in early 2015 prior to their maturity.

New Nuclear

Progress continues on V.C. Summer Units 2 and 3. 2014 marked some major accomplishments for the project such as the placement of the Unit 2 module CA20, the first ring of the Unit 2 containment vessel, the Unit 2 module CA05, and the containment vessel bottom head for Unit 3. Escalation continues to run below original expectations and due to the historically low interest rate environment over the last several years, customers will realize approximately $700 million in interest savings over the life of the debt issued to support the financing as the weighted average rate has been 4.99%, compared to the original estimate of 6.43%. Additionally, SCE&G has locked in rates for planned issuances over the next two years which will likely generate an additional $525 million in savings over the life of those issuances. In total, this equates to approximately $1.2 billion in interest savings that will be realized by our customers.

EARNINGS OUTLOOK

For 2015, the Company estimates that GAAP-adjusted earnings per share will be $3.60 to $3.80, with an internal target of $3.70 per share. The Company’s average annual growth rate target for GAAP-adjusted earnings per share is 3 to 6 percent over the next 3 to 5 years. The Company is resetting its base year to 2014 GAAP-adjusted weather normalized earnings per share of $3.58 (reflecting a downward adjustment of 21 cents per share to normalize weather in the electric business). Excluded from the estimated 2015 GAAP-adjusted earnings per share is the effect of the aggregate estimated gains of approximately $1.40 per share expected to be recorded in the first quarter of 2015 from the sales of CGT and SCI. The CGT transaction closed on January 31, 2015 and the sale of SCI is expected to close by the end of the first quarter of 2015. These estimated gains are based on the terms of the particular stock purchase agreements and may be impacted by customary adjustments which may arise. Also, the estimated 2015 GAAP-adjusted earnings per share reflects a short term negative 4 cent per share impact as the proceeds from the sales of the two subsidiaries are not anticipated to be fully deployed to displace equity needs until 2016.

The following information is provided in accordance with SEC Regulation G. For 2015, the Company estimates that GAAP earnings per share will be in the range of $5.00 to $5.20, with an internal target of $5.10. This estimate includes the effects of all the items listed in the preceding paragraph in respect to the sales of CGT and SCI. Based on 2014 GAAP earnings per share of $3.79, the Company’s average annual earnings per share growth rate target is 1 to 5 percent over the next 3 to 5 years.

The Company's management believes that these non-GAAP measures provide a meaningful representation of the Company's fundamental earnings power and can aid in performing period-over-period financial analysis and comparison with peer group data. In management's opinion, these non-GAAP measures serve as useful indicators of the financial results of the Company's primary businesses and as a basis for management's provision of earnings guidance and growth projections. In addition, management uses these non-GAAP measures in making resource allocation and other budgetary and operational decisions. These non-GAAP measures are not intended to replace the GAAP measures of earnings per share or average annual earnings per share growth rate, but are offered as supplements to those GAAP measures.

Factors and risks that could impact future earnings are discussed in the Company’s filings with the Securities and Exchange Commission and below under the Safe Harbor Statement.

CONFERENCE CALL NOTICE

SCANA will host its quarterly conference call for security analysts at 3:00 p.m. ET on Thursday, February 19, 2015. The call-in numbers for the conference call are 1-888-347-3258 (US), 1-855-669-9657 (Canada) and 1-412-902-4279 (International). Participants should call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available through March 5, 2015. The telephone replay numbers are 1-877-344-7529 (US), 1-855-669-9658 (Canada), and 1-412-317-0088 (International). The event code for the telephone replay is 10058449.

All interested persons, including investors, media and the general public, may listen to a live webcast and access related presentation materials of the conference call at the Company’s website at www.scana.com. Participants should go to the website at least 5 to 10 minutes prior to the call start time and follow the instructions. A replay of the conference call will also be available on the website through March 5, 2015.

PROFILE

SCANA Corporation, headquartered in Cayce, S.C., is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The Company serves approximately 688,000 electric customers in South Carolina and approximately 1.3 million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company’s website at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated construction and other expenditures. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “forecasts,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; (2) regulatory actions, particularly changes in rate regulation, regulations governing electric grid reliability and pipeline integrity, environmental regulations, and actions affecting the construction of new nuclear units; (3) current and future litigation; (4) changes in the economy, especially in areas served by subsidiaries of SCANA; (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial markets; (6) the impact of conservation and demand side management efforts and/or technological advances on customer usage; (7) the loss of sales to distributed generation, such as solar photovoltaic systems; (8) growth opportunities for SCANA’s regulated and diversified subsidiaries; (9) the results of short- and long-term financing efforts, including prospects for obtaining access to capital markets and other sources of liquidity; (10) the effects of weather, especially in areas where the generation and transmission facilities of SCANA and its subsidiaries (the Company) are located and in areas served by SCANA's subsidiaries; (11) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (12) payment and performance by counterparties and customers as contracted and when due; (13) the results of efforts to license, site, construct and finance facilities for electric generation and transmission, including nuclear generating facilities and the results of efforts to operate its electric and gas systems and assets in accordance with acceptable performance standards; (14) maintaining creditworthy joint owners for SCE&G’s new nuclear generation project; (15) the ability of suppliers, both domestic and international, to timely provide the labor, secure processes, components, parts, tools, equipment and other supplies needed, at agreed upon quality and prices, for our construction program, operations and maintenance; (16) the results of efforts to ensure the physical and cyber security of key assets and processes; (17) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (18) the availability of skilled and experienced human resources to properly manage, operate, and grow the Company’s businesses; (19) labor disputes; (20) performance of SCANA’s pension plan assets; (21) changes in taxes and tax credits, including production tax credits for the new nuclear units; (22) inflation or deflation; (23) compliance with regulations; (24) natural disasters and man-made mishaps that directly affect our operations or the regulations governing them; and (25) the other risks and uncertainties described from time to time in the periodic reports filed by SCANA or SCE&G with the United States Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

FINANCIAL AND OPERATING INFORMATION

Condensed Consolidated Statements of Income
(Millions, except per share amounts) (Unaudited)
	Quarter Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Operating Revenues:
Electric(1)	$595	$526	$2,622	$2,423
Gas-Regulated	288	288	1,028	955
Gas-Nonregulated	331	303	1,301	1,117
Total Operating Revenues	1,214	1,117	4,951	4,495

Operating Expenses:
Fuel Used in Electric Generation	158	175	793	745
Purchased Power	27	8	81	43
Gas Purchased for Resale	437	416	1,729	1,491
Other Operation and Maintenance(1)	205	194	728	708
Depreciation and Amortization	98	95	384	378
Other Taxes	55	56	229	220
Total Operating Expenses	980	944	3,944	3,585

Operating Income	234	173	1,007	910

Other Income (Expense)
Other Income(1)	20	65	122	100
Other Expense	(25)	(14)	(64)	(46)
Interest Charges, Net	(81)	(75)	(312)	(297)
Allowance for Equity Funds Used During Construction	7	8	33	27
Total Other Expense	(79)	(16)	(221)	(216)

Income Before Income Tax Expense	155	157	786	694
Income Tax Expense	50	53	248	223

Net Income	105	104	538	471

Basic Earnings Per Share of Common Stock	$0.73	$0.73	$3.79	$3.40
Diluted Earnings Per Share of Common Stock(2)	$0.73	$0.73	$3.79	$3.39
Weighted Average Shares Outstanding (Millions):
Basic	142.6	140.6	141.9	138.7
Diluted(2)	142.6	140.6	141.9	139.1
Dividends Declared Per Share of Common Stock	$0.5250	$0.5075	$2.10	$2.03
Note (1): Pursuant to Orders of the Public Service Commission of South Carolina, during the fourth quarter of 2014, SCE&G’s electric revenues were adjusted downward $4 million in connection with SCE&G’s demand side management program.  Under those Orders, the Company concurrently recognized, within other income, $4 million of gains realized upon the late 2013 settlement of certain interest rate derivative contracts which were previously recorded as regulatory liabilities.  For the year ended December 31, 2014, SCE&G’s electric revenues were adjusted downward $69 million, $46 million of which is related to fuel cost recovery and $23 million of which relates to SCE&G’s demand side management program.  The Company concurrently recognized, within other income, $64 million of gains realized upon the late 2013 settlement of certain interest rate derivative contracts which were previously recorded as regulatory liabilities, and applied, as an offset to operation and maintenance expense, $5 million of its storm damage reserve, also previously recorded as a regulatory liability.  SCE&G’s electric revenues for the fourth quarter and year ended December 31, 2013, reflect downward adjustments related to fuel cost recovery of $42 million and the reversal of $8 million of under-collected amounts which had arisen under the pilot electric weather normalization program. The Company concurrently recognized, within other income, $50 million of gains realized upon the settlement of certain interest rate derivative contracts which were previously recorded as regulatory liabilities. These adjustments had no impact on net income for the quarter or the year to date periods.
Note (2): In March 2013, SCANA settled an equity forward sales agreement through the issuance of 6.6 million shares of common stock. Diluted earnings per share reflects the Company’s use of the treasury stock method during periods in which the forward sales agreement was outstanding and the average market price of SCANA’s common stock was above the per share adjusted forward sales price.

Earnings per Share by Company:
(Unaudited)	GAAP				Non-GAAP
	Quarter Ended		Year Ended		2014 GAAP-Adjusted Weather Normalized EPS
	December 31,		December 31,
	2014	2013	2014	2013	Q4	Year-Ended
SC Electric & Gas	$0.53	$0.51	$3.23	$2.82	$0.55	$3.02
PSNC Energy	0.16	0.16	0.39	0.37	0.16	0.39
SCANA Energy-Georgia	0.07	0.06	0.18	0.17	0.07	0.18
Corporate and Other	-0.03	0.00	-0.01	0.04	-0.03	-0.01
Basic Earnings per Share	$0.73	$0.73	$3.79	$3.40	$0.75	$3.58
Diluted Earnings per Share(2)	$0.73	$0.73	$3.79	$3.39	$0.75	$3.58

Variances in Earnings per Share:
(Unaudited)
	Quarter Ended	Year Ended
	December 31,	December 31,
2013 Basic Earnings per Share	$0.73	$3.40

Variances:
Electric Margin and Other Income(1)	0.05	0.57
Natural Gas Margin	0.03	0.10
Effective Tax Rate	0.02	0.03
Operation and Maintenance Expense(1)	(0.05)	(0.11)
Interest Expense (Net of AFUDC)	(0.03)	(0.04)
Depreciation	(0.01)	(0.03)
Property Taxes	-	(0.04)
Dilution	(0.01)	(0.09)
Variances in Earnings per Share	0.00	0.39

2014 Basic Earnings per Share	$0.73	$3.79